Exhibit 11

SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

Third Quarter 2017	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic Earnings Per Share ("EPS"):
Net income available to common stockholders	$46,718	58,527	$0.80

Effect of dilutive securities:
Stock compensation plans	—	796

Diluted EPS:
Net income available to common stockholders	$46,718	59,323	$0.79

Third Quarter 2016	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$38,502	57,978	$0.66

Effect of dilutive securities:
Stock compensation plans	—	753

Diluted EPS:
Net income available to common stockholders	$38,502	58,731	$0.66

Nine Months 2017	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$138,584	58,418	$2.37

Effect of dilutive securities:
Stock compensation plans	—	814

Diluted EPS:
Net income available to common stockholders	$138,584	59,232	$2.34

Nine Months 2016	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$119,135	57,839	$2.06

Effect of dilutive securities:
Stock compensation plans	—	773

Diluted EPS:
Net income available to common stockholders	$119,135	58,612	$2.03